                            SCHEDULE 14A INFORMATION
                  Proxy Statement Pursuant to Section 14(a) of
             the Securities Exchange Act of 1934 (Amendment No. 1)

    Filed by the Registrant / /
    Filed by a Party other than the Registrant /X/

    Check the appropriate box:
    /X/  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    / /  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                   BALLANTYNE OF OMAHA, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

                CLINE WILLIAMS WRIGHT JOHNSON & OLDFATHER LAW FIRM
--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /      Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.
     1)  Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     2)  Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     4)  Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     5)  Total fee paid:
         -----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)  Amount Previously Paid:
         -----------------------------------------------------------------------
     2)  Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     3)  Filing Party:
         -----------------------------------------------------------------------
     4)  Date Filed:
         -----------------------------------------------------------------------

                                     [LOGO]

                           NOTICE AND PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                 TO BE HELD AT
                            THE WESTIN AQUILA HOTEL
                               1615 HOWARD STREET
                             OMAHA, NEBRASKA 68102
                                       ON

               TUESDAY, JUNE 10, 1997 AT 4:00 P.M. (CENTRAL TIME)

                           BALLANTYNE OF OMAHA, INC.
                               4350 MCKINLEY ROAD
                             OMAHA, NEBRASKA 68112

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 10, 1997

    The Annual Meeting of Shareholders of Ballantyne of Omaha, Inc. will be held at The Westin Aquila Hotel, 1615 Howard Street, Omaha, Nebraska 68102, on June 10, 1997 at 4:00 p.m. for the following purposes:

    1. To elect, as Directors, three persons listed in the accompanying Proxy Statement.

    2. To approve an amendment to the Certificate of Incorporation increasing the authorized Common Stock to 25,000,000 shares.

    3. To approve an amendment to the Stock Option Plan increasing the Stock Option Plan shares by 400,000 shares.

    4. To transact such other business as may properly be brought before the meeting or any adjournment thereof.

    Only those shareholders of record at the close of business on May 7, 1997 shall be entitled to notice of the meeting and to vote at the meeting.

    In order to assure a quorum, all shareholders are urged to attend the meeting or to vote by proxy. In the event you are present at the meeting, you may withdraw your proxy if you wish to do so, and vote in person.

    In order to ensure adequate meeting space, please notify Patricia Coleman at Ballantyne on or before May 30, 1997 (402) 453-4444, ext. 303, if you are planning to attend the meeting.

    Also, for assistance in scheduling overnight accommodations in Omaha, contact Ms. Coleman. Please be advised that hotel accommodations may be limited due to the College World Series taking place in Omaha during the same week. Accordingly, early reservations are encouraged.

    Dated this 1st day of May, 1997.

                                          By Order of the Board of Directors

                                          [SIGNATURE]

                                          John Wilmers
                                          President and Chief
                                          Executive Officer

                                PROXY STATEMENT
                              GENERAL INFORMATION

    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Ballantyne of Omaha, Inc. (the "Company") for use at the Annual Meeting of Shareholders to be held on June 10, 1997. Shareholders of record at the close of business on May 7, 1997 are entitled to notice of, and to vote at, the meeting and any adjournment thereof. This Proxy
Statement was first mailed to shareholders on May   , 1997.

                      VOTING SHARES AND PRINCIPAL HOLDERS

    Based upon the records of the Company, Canrad of Delaware, Inc., 100
Chestnut Street, Newark, New Jersey 07105, owns 4,323,000 shares, or    % of the
Company's outstanding Common Stock. Canrad of Delaware, Inc. is a wholly owned subsidiary of Canrad Inc. which is an indirect, wholly owned subsidiary of ARC International Corporation ("ARC").

                     APPOINTMENT AND REVOCATION OF PROXIES

    As of the close of business on May 7, 1997, the Company had         shares
of outstanding Common Stock, all of which are entitled to vote at the Annual Meeting.

    Each share is entitled to one vote on each matter presented. ARC is the beneficial owner of a majority of the outstanding shares of the Company's Common Stock and, thus, is in a position to control substantially all corporate transactions requiring the vote of a majority of shareholders, including the election of the entire Board of Directors.

    Proxies which are properly signed and returned will be voted at the meeting. Shareholders may specify their preference by marking the appropriate boxes on the proxy and the proxy will then be voted in accordance with such specifications. In the absence of such specifications, the proxy will be voted for the election of the three nominees for Directors and in accordance with the instructions of the Board of Directors as to any other matters. Shareholders who attend the meeting may vote in person even though they have voted by proxy. A proxy is revocable at any time before it is voted and a proxy is automatically revoked upon the giving of a subsequent proxy or by voting in person at the meeting. The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokers and others for forwarding solicitation materials to beneficial owners of stock. In addition to the use of mail, proxies may be solicited by personal interview, telephone or facsimile.

                             ELECTION OF DIRECTORS

    The Bylaws of the Company provide that the number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Board. The Board of Directors has set such number at seven for 1997.

    The Bylaws also provide that the Directors shall be divided into three classes. The members of each class serve staggered three-year terms. Messrs. Tenney and Geller are Class I Directors; Messrs. Echtenkamp, Chelin and Richards are Class II Directors; and Messrs. Wilmers and Campbell are Class III Directors. The terms of the Class II, Class III and Class I Directors expire at the Annual Meeting of Shareholders to be held in 1997, 1998, and 1999, respectively. The Board of Directors has nominated the three persons listed below for election as Directors to serve until the Annual Meeting of Shareholders in the year 2000.

    The proxy holders named in the proxy intend to vote "FOR" the election of the three nominees listed below unless authority to so vote is withheld. In the unexpected event that any one or more of the nominees are unable to serve or for good cause will not serve as Directors, the proxy holders reserve the right to vote for such substitute nominees as are designated by the Board of Directors.

    Following is a list of the names and ages of the three nominees, all of whom are presently serving as Directors. Also listed are the two Directors whose terms expire in 1998 and the two Directors whose terms expire in 1999. Included is the past five-year business history of each Director and nominee and any public company directorships held by such persons, the year in which each became a Director of the Company and the number and the percentage of outstanding shares of Common Stock of the Company beneficially owned by each as of May 7, 1997.

                                                                                               DIRECTOR       NO. OF
NAME                              AGE                     EMPLOYMENT HISTORY                     SINCE      SHARES(1)       %(2)
----------------------------     -----     -------------------------------------------------  -----------  ------------     -----
                                                   CLASS I: TERM EXPIRES IN 1999

Arnold S. Tenney                      54   Chairman of Board since 1992; President and CEO       1988         183,975(3)
                                           of ARC since 1978; Chairman of Board and Director
                                           of Cabletel Communications Corp.; Director of
                                           Noble Peak Resources; Director of ARC.

Marshall S. Geller                    58   Chairman and CEO of Geller & Friend Capital           1996          79,054(4)
                                           Partners, Inc., a merchant banking firm, since
                                           1995; Managing Partner Golenberg & Geller, Inc.
                                           from 1991-1993; currently serving as Director of
                                           Hexcel Corp.; Players International, Inc.; Styles
                                           on Video, Inc.; Dycam, Inc. and Value Vision,
                                           International, Inc.

                                                  CLASS II: NOMINEES FOR ELECTION

Ronald H. Echtenkamp                  63   Vice Chairman of the Board since March 1997;          1993         146,673(5)
                                           prior President of Company 1981-1997, and CEO of
                                           Company 1991-1997; joined the Company in 1969 and
                                           served in various capacities since.

Yale Richards                         75   Senior partner in the law firm of Marks, Clare &      1995          18,300(6)
                                           Richards; has privately practiced law since 1947.

Jeffrey D. Chelin                     45   Vice President-Finance and Chief Financial            1995          24,750(7)
                                           Officer of ARC since 1992; prior to 1992 was
                                           Controller and Assistant Secretary of ARC.

                                                  CLASS III: TERM EXPIRES IN 1998

John Wilmers                          52   President and CEO of the Company since March          1995         105,989(8)
                                           1997;previously Executive Vice President of the
                                           Company since 1992; joined the Company in 1981
                                           and served in various capacities since.

Colin G. Campbell                     41   Self-employed providing financial and consulting      1995          16,500(9)
                                           services through The Castlestone Company since
                                           1993; prior to 1993 Mr. Campbell provided
                                           services through The Highbridge Group.

All Directors as a group (7 persons) own 575,241 shares or      % of the outstanding Common Stock and currently exercisable options.
(10)

------------------------

 (1) In connection with the Company's initial public offering, Canrad Delaware and Messrs. Tenney, Echtenkamp, Wilmers, Campbell, Chelin and Richards entered into an agreement with the managing underwriters of such offering to vote, during the two-year period ending September 12, 1997, all shares of voting capital stock of the Company beneficially owned by them in the same proportion as the votes cast by persons other than such named persons' voting shares of the same class or series with respect to any liquidation, merger or business combination in which the Company is not the surviving entity, or the sale by the Company of all or substantially all of its assets.

 (2) Based upon         shares of Common Stock outstanding. Each named person is
    deemed to be the beneficial owner of shares of Common Stock that may be acquired within 60 days upon exercise of stock options. Accordingly, the number of shares and percentage set forth next to the name of such person and all directors as a group include the shares of Common Stock issuable upon presently exercisable stock options. However, the shares of Common Stock so issuable upon such exercise by any such person are not included in calculating the percentage of Common Stock beneficially owned by any other stockholder.

 (3) Includes 41,250 shares of Common Stock held indirectly by Mr. Tenney through Arnmart Investments Limited, a corporation controlled by Mr. Tenney and members of his family, 16,500 shares of Common Stock owned directly by Mr. Tenney, 2,475 shares owned indirectly by Mr. Tenney through his wife and 123,750 shares purchasable pursuant to presently exercisable stock options. Does not include 4,323,000 shares owned beneficially by ARC.

 (4) Includes 15,840 shares of Common Stock held directly by Mr. Geller, 46,714 shares issuable upon exercise of an option granted to Geller & Friend of which Mr. Geller is CEO and Chairman and 16,500 shares purchasable pursuant to presently exercisable stock options.

 (5) Includes 22,923 shares of Common Stock owned directly by Mr. Echtenkamp and 123,750 shares purchasable pursuant to presently exercisable stock options.

 (6) Includes 1,800 shares owned directly by Mr. Richards and 16,500 shares purchasable pursuant to presently exercisable stock options.

 (7) Includes 24,750 shares of Common Stock purchasable pursuant to presently exercisable stock options.

 (8) Includes 5,989 shares of Common Stock owned directly by Mr. Wilmers and 100,000 shares purchasable pursuant to presently exercisable stock options.

 (9) Includes 16,500 shares of Common Stock purchasable pursuant to presently exercisable stock options.

(10) Includes 106,777 shares of Common Stock owned by directors and 468,464 shares purchasable pursuant to presently exercisable stock options.

              ADDITIONAL INFORMATION CONCERNING BOARD OF DIRECTORS

AUDIT COMMITTEE

    The Company has an Audit Committee whose members include Messrs. Campbell, Chelin and Richards. The Audit Committee is responsible for recommending to the Board of Directors the engagement of the independent auditors of the Company and reviewing with the independent auditors the scope and results of the audits, the internal accounting controls of the Company, audit practices and the professional services furnished by the independent auditors. The Audit Committee did not meet during the year ending December 31, 1996.

COMPENSATION COMMITTEE

    The Company has a Compensation Committee whose members include Messrs. Tenney, Echtenkamp, Campbell and Richards. The Compensation Committee is responsible for reviewing all compensation agreements and arrangements for officers of the Company other than amounts paid under the Company's Profit Sharing Plan or options granted under the 1995 Stock Option Plan. The Compensation Committee met on December 3, 1996.

COMPENSATION OF DIRECTORS

    Directors who are employees of ARC, Canrad Inc. or the Company are not compensated for serving as directors. Independent directors are paid $600 for attendance at meetings of the Board. They will receive $300 for all meetings of the Board held by teleconference. Directors of the Company will be reimbursed for out-of-pocket expenses. Outside directors also participate in the Outside Directors Stock Option Plan, pursuant to which a total of 165,000 shares of Common Stock is allocated. Subject to a one-time election to decline participation, outside directors are granted an option to purchase 24,750 shares of Common Stock on the first business day following their election or appointment to the Board of Directors. The option vests at the rate of 8,250 shares on the first business day following a director's initial election or appointment to the Board, and 8,250 shares on the first business day after each annual meeting of shareholders, so long as the director continues to be a member of the Board of Directors. An additional amount of options is granted automatically to participating outside directors on the next succeeding business day after the third consecutive annual meeting of shareholders following the initial grant, and on the next succeeding business day after every third annual meeting of shareholders thereafter during the term of the plan, so long as the director continues to be a member of the Board of Directors. The options are granted at the fair market value of the Common Stock on the date of grant and have a term of five years.

    No Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served.

               LIST OF CURRENT EXECUTIVE OFFICERS OF THE COMPANY

    The following is a list of the names and ages of the current executive officers of the Company, their business history for the last five years and their term of office with the Company.

                                                                                                               OFFICER
NAME(1)               AGE                      POSITION AND PRINCIPAL OCCUPATION SINCE 1991                     SINCE
----------------     -----     -----------------------------------------------------------------------------  ---------
John Wilmers              52   Director of Company; President and CEO of Company since March 1997;              1988
                                 previously Executive Vice President of Company since 1992; Joined Company in 1981 and has served in various capacities since.

Brad French               44   Secretary and Treasurer of the Company since 1992; CFO since 1996; joined        1992
                                 Company as Controller in 1990.

------------------------

(1) Mr. Echtenkamp served as President and CEO of the Company from 1981 through March 1997.

                             EXECUTIVE COMPENSATION

    The following table sets forth a summary of the compensation paid to the Chief Executive Officer and two other executive officers of the Company whose total compensation exceeded $100,000 for the fiscal years ended December 31, 1996, 1995, and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG TERM COMPENSATION
                                                                           -----------------------------------
                                                                                    AWARDS
                                             ANNUAL COMPENSATION           -------------------------   PAYOUTS
                                      ----------------------------------   RESTRICTED    SECURITIES    -------
                                                            OTHER ANNUAL     STOCK       UNDERLYING     LTIP      ALL OTHER
           NAME AND                                 BONUS   COMPENSATION    AWARD(S)    OPTIONS/SARS   PAYOUTS   COMPENSATION
      PRINCIPAL POSITION        YEAR  SALARY ($)     ($)        ($)           ($)           (#)          ($)         ($)
             (A)                (B)      (C)         (D)        (E)           (F)           (G)          (H)         (I)
------------------------------  ----  ----------   -------  ------------   ----------   ------------   -------   ------------
Ronald H. Echtenkamp,           1996  202,500(1)   320,676       --            --        123,750         --           --
  President and Chief           1995  202,500(1)   215,000       --            --         82,500         --           --
  Executive Officer(3)          1994  202,500(1)   175,000                                25,000(2)

John Wilmers,                   1996  152,269      215,000       --            --         66,000         --           --
  Vice President, Sales(3)      1995  139,050      100,786       --            --         44,000         --           --
                                1994  131,325       85,000                                    --

Brad French,                    1996   88,065       60,000       --            --         33,000         --           --
  Secretary and Treasurer,      1995   81,370       40,000       --            --         22,000         --           --
  Chief Financial Officer(3)    1994   77,250       35,000                                    --

------------------------

(1) Salary includes $48,000 which has been deferred pursuant to Mr. Echtenkamp's employment contract.

(2) Award consists of an option to purchase common shares of ARC at an exercise price of $3.00 per share until February 14, 1998.

(3) Salary includes $4,500 (1996), $4,500 (1995), and $4,500 (1994) for Mr.
    Echtenkamp, $4,269 (1996), $4,050 (1995), and $3,825 (1994) for Mr. Wilmers
    and $2,565 (1996), $2,370 (1995), and $2,250 (1994) for Mr. French, paid by the Company pursuant to the Retirement and Savings Plan described below.

    There were no stock options granted during fiscal year 1996.

    The following table sets forth information with respect to exercised and unexercised options and SARs, if any, during fiscal year 1996.

AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION/SAR VALUES

                                                                             NUMBER OF
                                                                            SECURITIES
                                                                            UNDERLYING
                                                                            UNEXERCISED       VALUE OF UNEXERCISED
                                                                          OPTIONS/SARS AT         IN-THE-MONEY
                                                                        FISCAL YEAR END (#)  OPTIONS/SARS AT FISCAL
                                                                        -------------------    1996 YEAR END ($)
                                                                        EXERCISABLE ("EX")   ----------------------
                                   SHARES ACQUIRED    VALUE REALIZED       UNEXERCISABLE       EXERCISABLE ("EX")
              NAME                 ON EXERCISE (#)          ($)               ("UN")          UNEXERCISABLE ("UN")
              (A)                        (B)                (C)                 (D)                   (E)
--------------------------------  -----------------  -----------------  -------------------  ----------------------
Ronald H. Echtenkamp                          0                  0         25,000("Ex")(1)         18,750("Ex")(1)
                                                                          123,750("Ex")(2)      1,152,113("Ex")

John Wilmers                                  0                  0         66,000("Ex")(2)        614,460("Ex")

Brad French                                   0                  0         33,000("Ex")(2)        307,230("Ex")

------------------------

(1) Award consists of option to purchase common shares of ARC at an exercise price of $3.00 per share until February 14, 1998.

(2) Adjusted for 10% stock distribution effected March 8, 1996 and 3-for-2 stock split effected as a 50% stock dividend on March 5, 1997.

EMPLOYMENT CONTRACTS

    Mr. Echtenkamp's employment contract expired on March 31, 1997. On February 28, 1997, he stepped down from the office of President of the Company and terminated his full time employment with the Company on April 30, 1997. Mr. Echtenkamp was elected Vice Chair of the Board and remains a part-time consultant with the Company, with the primary responsibility of pursuing and negotiating acquisitions of other businesses.

    Mr. Wilmers was elected President of the Company and Chief Executive Officer, effective March 1, 1997. The Compensation Committee and the Board of Directors approved a five year contract for Mr. Wilmers commencing January 1, 1997, at an initial compensation of $165,000 per year, plus participation in the key employees' profit sharing plan and other normal employee benefits.

PROFIT SHARING PLAN

    Mr. Echtenkamp participated during 1996 and Messrs. Wilmers and French participate in the Profit Sharing Plan pursuant to which such employees are entitled to earn cash bonuses if the Company achieves specific operating levels that are established by the Board. The calculation of the annual bonus pool is subject to the approval of the Compensation Committee of the Board. The distribution of the pool among members of management is determined by Mr. Wilmers subject to approval by the Compensation Committee. The Chief Executive Officer, currently Mr. Wilmers, is entitled to receive no more than 40% of the pool. The restriction that no participant may receive an amount in excess of 150% of such participant's base salary was eliminated retroactive to January 1, 1996 and Mr. Echtenkamp's employment contract was also revised to eliminate this provision retroactive to January 1, 1996. Amounts paid to Messrs. Echtenkamp, Wilmers and French pursuant to the Profit Sharing Plan are included in the Summary Compensation Table.

RETIREMENT AND SAVINGS PLAN

    The Company has adopted a Retirement and Savings Plan (the "Plan"), which is a combination savings and profit sharing plan designed to qualify under Section 401 of the United States Internal Revenue Code of 1986, as amended (the "Code"), including the provisions of Section 401(k). All full-time employees of Ballantyne who are at least twenty-one years old and who have completed one year of service are eligible to participate in the Plan.

    Each participant may contribute an amount up to six percent (6%) of such participant's salary to the matching portion of the Plan, and such participant may make supplemental contributions up to an additional nine percent (9%) of such participant's salary. These supplemental contributions are not eligible for matching contributions from the Company. Ballantyne's matching contribution is $.50 for each dollar contributed by the participant to the matching portion of the Plan. In addition, the Company may elect, in the discretion of the Board, to contribute an additional amount. All contributions to the Plan are nonforfeitable. For 1996, no participant could contribute more than $9,500 to the Plan.

    Benefits may be distributed to participants or their beneficiaries, as the case may be, in the event of a participant's death, retirement or other termination of service, or, if the participant so requests, on reaching age
59 1/2. Participants may be eligible to withdraw benefits in case of hardship.

    Contributions to the Plan made by the Company on behalf of Messrs. Echtenkamp, Wilmers and French are included in the Summary Compensation Table.

                        REPORT ON EXECUTIVE COMPENSATION

RESPONSIBILITY; COMPOSITION OF COMMITTEES

    The Company has a Compensation Committee which is responsible for reviewing and recommending to the Board of Directors of the Company annually the compensation to be paid to the executive officers of the Company. The Compensation Committee is comprised of four members of the Board of Directors, Messrs. Tenney, Echtenkamp, Campbell and Richards.

    Mr. Wilmers, in his capacity as President and Chief Executive Officer of the Company, will determine the compensation to be paid to Mr. French, subject to review by the Compensation Committee.

    The Company also has an independent committee, the 1995 Stock Option Committee, which is responsible for the granting of options under the 1995 Stock Option Plan of the Company to all executive officers of the Company. The Stock Option Committee is comprised of Messrs. Campbell and Richards.

COMPENSATION PHILOSOPHY

    Decisions with respect to executive compensation have historically been made by the Canrad Inc. Board and Messrs. Tenney and Echtenkamp and will be made in the future by the Compensation Committee on an individual basis based upon a number of factors, including the provisions of any existing employment contract with an executive officer, evaluation of the executive officer's performance, the level of responsibility associated with the executive officer's office, recruitment requirements and the performance of the Company. Compensation of the executive officers of the Company has historically been structured to motivate, reward and retain the executive officers consistent with the needs of the Company from time to time. The major elements of the executive officers' compensation are base salary, short-term incentive in the form of a bonus payable from the Profit Sharing Plan and a long-term incentive in the form of options to purchase Common Stock, with an emphasis on annual bonuses and options.

BASE SALARY

    The base salaries of executive officers have historically reflected, and will continue to reflect their individual contribution. Mr. Wilmers has an employment contract commencing January 1, 1997, at an initial compensation of $165,000 per year, plus participation in the key employees' profit sharing plan and other normal benefits. The base salary of Mr. French, which is not subject to an employment agreement, was increased from $85,500 per year to $92,500 per year.

CASH BONUSES

    The executive officers participate in a management and sales bonus plan designated as the Profit Sharing Plan pursuant to which they receive cash bonuses if the Company achieves specific operating levels. The Profit Sharing pool is based upon a percentage of operating income, as defined by the Board of Directors. The calculation of the Profit Sharing Plan pool will be subject to approval of the Compensation Committee but the distribution among members and management is at the initial determination of Mr. Wilmers. Mr. Wilmers may receive no more than 40% of the pool. Participant bonuses will continue to be based upon individual performance during the prior year.

STOCK OPTIONS

    The 1995 Stock Option Plan of the Company is designed to give employees, officers and directors of the Company the incentive to maximize wealth for shareholders by participating in the long-term growth of the Company.

    In 1996, no stock options were granted. As to future options, the Stock Option Committee will consider the number and terms of the options outstanding when determining to grant options. No member of the Stock Option Committee can participate in the option plan during his membership on the Stock Option Committee. According to the provisions of the option plan, the Stock Option Committee determines, among other things, the number of shares of Common Stock to be optioned, the option price and the term of the option.

    The Company's general policy is to grant options at the fair market value of the Common Stock on the date of grant with terms of generally ten years in length. In no event will options be granted at less than 85% of fair market value of the Common Stock on the date of grant.

    The Company is now proposing to increase the amount of Common Stock issuable under the Plan by 400,000 shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

    As stated earlier, the base annual compensation of Mr. Wilmers is set pursuant to his employment agreement at an initial compensation of $165,000 per year, plus participation in the key employees' profit sharing plan and other normal employee benefits.

    The foregoing report is submitted by the Compensation and Stock Option Committees of the Board of Directors of the Company in accordance with requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder and is not intended to create any contractually binding employment rights for the benefit of any employee of the Company.

COMPENSATION COMMITTEE:                        STOCK OPTION COMMITTEE:
Arnold S. Tenney                               Colin G. Campbell
Ronald H. Echtenkamp                           Yale Richards
Colin G. Campbell
Yale Richards

                               PERFORMANCE GRAPH

    The following performance graph shows the cumulative total return on the Common Stock, the AMEX Market Value Index and a peer group for the period September 7, 1995 (the date upon which the Company's common stock became publicly traded) through December 31, 1996. The peer group is made up of five corporations (namely Concord Camera Corp., Accom, Inc., Showscan Entertainment, Inc., Videonics, Inc. and Sonic Solutions, Inc.). The peer group is comprised of companies with a market capitalization between approximately $30 million and $50 million, each of which is engaged in the sale of products related to the theater, motion picture or image capturing or image projection businesses. The Company is unable to identify for comparison purposes any public industry or line-of-business indices because the small number of companies offering similar or competing products are divisions or subsidiaries of much larger, diversified companies.

    The performance graph assumes the value of the investment in the Common Stock and each index was $100 and that all dividends were reinvested.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

           BALLANTYNE OF OMAHA, INC.   PEER GROUP    AMEX MARKET VALUE INDEX
9/7/95                        100.00        100.00                     100.00
12/29/95                      111.21         71.99                     101.02
12/31/96                      301.38         58.31                     107.49

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

MANAGEMENT AGREEMENT

    The Company is a party to a management agreement (the "Management Agreement") with Canrad Inc. Pursuant to the terms of the Management Agreement, Canrad Inc. provides services to the Company relating to overall management and strategic planning and direction, banking negotiations, treasury functions, investor relations, securities regulatory compliance, employee and general business insurance programs and asset acquisitions and sales. Pursuant to the Management Agreement, Canrad Inc. makes available to the Company the services of Arnold S. Tenney, the Chairman of the Board of Canrad Inc. Mr. Tenney acts as the Chairman of the Board of the Company. Mr. Tenney shares primary responsibility with the Company's Chief Executive Officer with respect to overall management and strategic planning and direction, the identification, analysis and consummation of acquisitions, and investor relations. As compensation for its services, Canrad Inc. receives a monthly fee of $25,000 and is entitled to reimbursement for its identifiable reasonable out-of-pocket expenses incurred in connection with the performance of services under the Management Agreement. The Management Agreement provides for an initial term of five years and thereafter is automatically renewed for successive one-year periods until terminated by either party upon 90 days' prior notice. In 1996, the Company paid $300,000 in management fees to Canrad Inc. During the initial term of the Management Agreement, which expires on September 12, 2000, the payment terms thereof may not be amended without the consent of the managing underwriters of the Company's initial public offering.

THE GELLER OPTION

    The Company has granted to Geller & Friend and its employees an option to purchase 82,500 shares of Common Stock at a per share exercise price of $4.39 as consideration for strategic financial services provided to the Company by Geller & Friend. Of these 82,500 shares, options totaling 35,786 have been assigned to employees of Geller & Friend. The option is currently exercisable and expires on December 22, 2000. The Company effected an S-3 Registration Statement on March 6, 1997 permitting the resale of these shares. Marshall Geller, a director of the Company, is Chairman and Chief Executive Officer of Geller & Friend.

INSURANCE COVERAGE

    The Company is included in group health and business insurance programs maintained by ARC and Canrad Inc. for all companies controlled by ARC and Canrad Inc. The group health insurance plan is a self-insured minimum premium plan that is administered through the Connecticut General Life Insurance Company. The group health insurance plan provides for specific stop loss coverage in the amount of $75,000 per employee per plan year and aggregate stop loss based upon the head count of those covered under the plan, including the Company's employees and certain ARC retirees. The aggregate stop loss level for the group health insurance plan for the May 1, 1996 to April 30, 1997 plan year is approximately $915,000. The Company is charged premiums which are a set dollar amount based on its monthly head count for the minimum premium, stop loss and plan administration portions of the program and its aggregate salary for long-term disability and term life coverage. The Company is also charged for its claims incurred pursuant to the program.

    The business insurance program provides coverage for workers' compensation and employers liability, general liability, including products and completed operations, property, automobile, umbrella and directors and officers liability. The Company's portion of the business insurance premium is calculated and charged to operations based upon its allocated share of the coverage provided to that of the entire Canrad Inc. group. Such allocations are based primarily upon aggregate payrolls, net sales, asset values and number of automobiles. Most of the policies require annual audit and adjustment of deposit premiums for differences between estimated values upon which deposit premiums have been calculated and actual results. An additional premium is assessed in circumstances where actual values exceed estimated values and a premium credit is issued for instances where the estimated values exceed the actual values.

PAYMENTS TO CANRAD

    For 1996, the Company paid $1,701,911 to Canrad representing the insurance premiums and claims described above and other miscellaneous services excluding management fees.

OTHER

    Yale Richards, a director of the Company, is a senior partner of Marks Clare & Richards, a law firm which performs legal services for the Company from time to time.

                                   PROPOSAL 1
                   AMENDMENT TO CERTIFICATE OF INCORPORATION
                    TO INCREASE THE AUTHORIZED COMMON STOCK

    The Board of Directors has recommended that the Company increase the authorized Common Stock from 10,000,000 shares to 25,000,000 shares. As of May
7, 1997, there were         shares of Common Stock outstanding and no shares of
Preferred Stock outstanding.

    The purpose in increasing the number of authorized shares of Common Stock is to insure that an adequate supply of authorized unissued shares of Common Stock is available to meet the existing obligations of the Company with respect to various options, warrants, and the employees' stock purchase plan, and for possible future distribution to the shareholders or for sale to the public. The additional shares would benefit the Company by providing flexibility in responding to future business opportunities.

    The additional authorized shares may be issued hereafter by the Board of Directors for such corporate purposes deemed advisable from time to time in the future without future stockholder action, except for stockholder approval as otherwise required by law, or the rules of any exchange in which the Common Stock may then be listed. The additional authorized shares of Common Stock as and when issued in the future, will be identical to the presently authorized Common Stock. The proposed amendment will not change the rights of any holders of the Company's outstanding Common or Preferred Stock, nor will the proposed amendment amend any other part of the Certificate of Incorporation. Holders of the Common Stock do not have preemptive rights.

    If the proposed amendment is adopted, the amended first paragraph of Article Four of the Certificate of Incorporation of the Company will read as follows:

    "FOURTH:

        A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Twenty-Six Million (26,000,000) shares, consisting of Twenty-Five Million (25,000,000) shares of Common Stock, par value one cent ($.01) per share (the "Common Stock") and One Million (1,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the "Preferred Stock")."

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 1 TO AMEND THE COMPANY'S CERTIFICATE OF INCORPORATION.

                                   PROPOSAL 2
                      AMENDMENT TO 1995 STOCK OPTION PLAN

    On April 2, 1997 the Board of Directors of the Company adopted an amendment to the Company's 1995 Stock Option Plan (the "Plan") to increase the number of shares of Common Stock that may be issued under the Plan from 660,000 shares to 1,060,000 shares, or an increase of 400,000 shares. Since September 1995 when the Company conducted its initial public offering, the Company has issued options for 634,750 shares under the Plan in order to provide long term incentive to key officers and employees. Since the number of shares available for grant under the Plan is nearly depleted, the Board of Directors deems it to be in the best interest of the Company to increase the amount of shares available by 400,000 shares.

    If the proposed amendment is adopted, the amended portion of the second paragraph of Section 6 of the Plan will read as follows:

       "The maximum aggregate number of Shares that may be issued under the Plan is 1,060,000 Shares; PROVIDED, HOWEVER, that no more than 75,000 Shares shall be awarded to any Participant in any calendar year. The limitations on the number of Shares which may be subject to Options under the Plan shall be subject to adjustment as provided in Section 10(b)."

    No other provisions of the Plan will be changed or altered by the amendment. Options may continue to be granted under the Plan through September, 2005. Options granted under the Plan may either be incentive stock options or nonqualified stock options.

    The amendment will not become effective unless approved by the holders of a majority of the outstanding Common Stock of the Company.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF PROPOSAL 2 TO AMEND THE PLAN.

                             SHAREHOLDER PROPOSALS

    In accordance with the rules of the Securities and Exchange Commission, shareholder proposals must be received by December 31, 1997 to be considered for inclusion in the Proxy Statement for the 1998 Annual Meeting of Shareholders which is expected to be held in June, 1998. It is suggested that any shareholder desiring to submit a proposal, do so by Certified Mail, Return Receipt Requested. Shareholders should also note that, in addition to the requirement of timely receipt by the Board of Directors of a proposal as stated above, such proposal will not be included in the proxy solicitation material for the 1998 Annual Meeting of Shareholders unless it otherwise complies with the requirements of Section 14(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated and in effect thereunder.

                             ADDITIONAL INFORMATION

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than 10% of the Company's stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission ("SEC"). Executive officers, directors, and greater than 10% beneficial owners are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Messrs. Echtenkamp, Wilmers and French, failed to timely file Form 5 yearly ownership reports.

INDEPENDENT PUBLIC ACCOUNTANTS

    KPMG Peat Marwick, certified public accountants, are the independent public accountants for the Company.

    Representatives of KPMG Peat Marwick are expected to be present at the shareholders' meeting and will be given the opportunity to make any statement they might desire and will also be available to respond to appropriate questions from shareholders. KPMG Peat Marwick has been selected as independent public accountants for the Company for fiscal 1997.

OTHER MATTERS

    The Board of Directors does not know of any other matters to be presented at the annual meeting. In the event that other business is properly brought before the meeting, it is the intention of the proxy holders named in the proxy to vote the proxies in accordance with the recommendation of the Board of Directors.

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

_______________________________________________________________________________






                          BALLANTYNE OF OMAHA, INC.

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS
                                JUNE 10, 1997

     The undersigned hereby constitutes and appoints RONALD H. ECHTENKAMP and JOHN WILMERS, or either of them, with full power to act alone, or any substitute appointed by either of them as the undersigned's agents, attorneys and proxies to vote the number of shares the undersigned would be entitled to vote if personally present at the Annual Meeting of the Shareholders of Ballantyne of Omaha, Inc. to be held at the Westin Aquila Hotel, 1615 Howard Street, Omaha, Nebraska 68102, on the 10th day of June, 1997, at 4:00 p.m. or any adjournments thereof, as indicated hereon.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES FOR DIRECTOR, FOR THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION, FOR THE AMENDMENT TO THE STOCK OPTION PLAN AND WITH DISCRETIONARY AUTHORITY ON ALL OTHER MATTERS.

_______________________________________________________________________________
                           FOLD AND DETACH HERE

_______________________________________________________________________________


                                                              Please mark
                                                              your votes as  /X/
                                                              indicated in
                                                              this example



FOR the three nominees  (except as     WITHHOLD AUTHORITY to vote for
marked to the contrary   below)        three nominees listed below

1. Election of Directors.       / /    / /


Ronald H. Echtenkamp, Jeffrey D. Chelin, and Yale Richards
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

_______________________________________________________________________


                                                  FOR   AGAINST   ABSTAIN

2. Amendment to Certificate of Incorporation      /  /    /  /     /  /


3. Amendment to 1995 Stock Option Plan            /  /    /  /     /  /

4. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.










Signature(s) _________________________________________  Dated ___________, 1997


Please sign exactly as your name appears hereon.
When signing as attorney, executor, administrator,
trustee, guardian or conservator, give full title. All
joint trustees must sign. PLEASE MARK, SIGN, DATE AND
RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
_______________________________________________________________________________
                             FOLD AND DETACH HERE